Exhibit 99.1

Bulldog Technologies Announces Estimated $1.5 Million RFID Development Agreement with GOLIATH Solutions**

Bulldog Expands Footprint in the Retail Space with Wireless Solutions
Designed for RF Tracking and Security

RICHMOND, British Columbia, Canada, January 18, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a provider of wireless cargo security solutions, today announced a long-term development agreement with GOLIATH Solutions, LLC of Chicago, Illinois. The agreement contemplates Bulldog receiving an estimated $1.5 million in consulting fees, with additional development projects being anticipated in the future.**

GOLIATH Solutions will use Bulldog Technologies to develop the next generation long-range RFID and sensor solution to implement marketing compliance applications with major retail clients. GOLIATH estimates that the new readers and tags are planned to be implemented in 500 retail stores during 2005, with additional potential to install 4,000 to 8,000 stores during 2006 and beyond.

Consumer Packaged Goods (CPG) companies and retailers spend some $17 billion in trade development dollars to produce, distribute, and monitor promotional displays, fixtures and signage to increase sales, however about 50% of the time, their displays are not deployed in a timely or consistent manner. Unfortunately, retailers and CPG companies lose many millions through improperly or non-displayed signage, and lose sales from missed retail merchandising opportunities. Companies carry sizable investments for in-store advertising, because strategically positioned promotional displays/signs at the point of purchase can have a dramatic impact on consumer purchases.

According to Robert Michelson, President and CEO of GOLIATH Solutions. “After talking to a number of companies we felt that Bulldog’s approach and philosophy is transferable to what we are trying to achieve with our tracking and monitoring solutions.”

“The GOLIATH Solutions partnership is a strategic relationship for Bulldog, designed to widen our influence in the retail marketplace”, commented Richard Booth, Vice President of Sales for Bulldog Technologies. “The wireless solutions developed for GOLIATH’s tracking and monitoring of marketing compliance can be leveraged for use in retail security and RFID applications. Bulldog Technologies will derive a number of incremental revenue opportunities from this relationship.”**

Bulldog is providing GOLIATH with the capability to electronically monitor in-store advertising materials by means of a unique RFID tag attached to any sign or fixture that a manufacturer or retailer wants to monitor. The tags are wirelessly read several times a day by the GOLIATH readers and sent via phone, Internet, or paging service to GOLIATH’s central server.

GOLIATH Solutions has developed a unique application that leverages Bulldog Technologies development capabilities in regards to RFID and sensor platform,” stated Jay McMillan, COO of Bulldog Technologies. “Bulldog’s long-range RFID and sensor networks complement GOLIATH’s needs for a technology platform to monitor retail displays from long distances in real-time. We are excited about the business possibilities between GOLIATH Solutions and Bulldog Technologies,” continued McMillan.**

“As GOLIATH ramps up their sales efforts we will be in an excellent position as their development partner to provide them with state-of-the-art technology”, noted John Cockburn CEO and President of Bulldog Technologies.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

About GOLIATH Solutions

GOLIATH Solutions designs and delivers RFID solutions that track and report the presence/value of advertising and displays in retail stores. GOLIATH’s patent-pending technology electronically monitors, verifies, and reports the daily status and location of marketing materials for its consumer packaged goods manufacturing and retailer clients. The retail channels targeted for deployment include: grocery, chain-drug, mass merchandise and convenience stores, and could potentially grow to include other specialty outlets as well. The GOLIATH leadership team includes senior executives with backgrounds from Kraft Foods, IBM and Information Resources Inc. The GOLIATH Board of Advisors include Tom Smith, former CEO/Chairman of Food Lion, Vern Brunner, former EVP Sales and Marketing and Board member of Walgreens, George Off, CEO and Chairman of Checkpoint Systems and Jerry Reitman, former EVP of Leo Burnett.

For further information, visit GOLIATH Solutions on the Web at www.goliathsolutions.com.

Contact:

Bulldog Technologies Inc. Press Contact: Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	GOLIATH Solutions Marketing and Sales Edward Franczek EVP 773-486-0613 efranczek@goliathsolutions.com
Aurelius Consulting Group Investor Contact: Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com	GOLIATH Solutions Press Contact Lisa Spathis 847-831-1367 lspathis@comcast.net

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release are marked by an asterisk (**) and include statements regarding the amount of the estimated fees that Bulldog will generate from its agreement with Goliath, Bulldog’s belief that this agreement will result in incremental revenue opportunities and Bulldog’s belief that there will be future business opportunities with Goliath. It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as Bulldog’s ability to retain the employees necessary to perform the consulting services for Goliath, Bulldog’s ability to successfully develop the technology required by Goliath, the success by Goliath of the sales of its products, the impact of competitive products on the sales of the Company’s products, general economic conditions as they affect the Company’s prospective customers, the ability of third party manufacturers to produce the Company’s products, the Company’s ability to source product components in a timely manner, new technological developments that may allow third parties to compromise the effectiveness of the Company’s products as a theft-deterrent system, and insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the Company’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on May 17, 2004 and the Company’s other disclosure documents filed from time-to-time with the SEC.